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                                                               EXHIBIT 99(e)(10)


                              SUNRISE MEDICAL INC.

                          EMPLOYEE STOCK PURCHASE PLAN

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                          EMPLOYEE STOCK PURCHASE PLAN

                                TABLE OF CONTENTS



                                                                      PAGE
                                                                      ----
1.    PURPOSE OF PLAN                                                   1
2.    DEFINITIONS                                                       1
3.    SHARES RESERVED FOR THE PLAN                                      2
4.    ADMINISTRATION                                                    3
5.    ELIGIBILITY                                                       4
6.    ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS                    4
7.    GRANT OF OPTIONS                                                  5
8.    LIMITATION OF NUMBER OF SHARES THAT AN ASSOCIATE MAY PURCHASE     5
9.    PURCHASE PRICE                                                    5
10.   METHOD OF PURCHASE AND INVESTMENT ACCOUNTS                        5
11.   ISSUANCE OF SHARE CERTIFICATES                                    6
12.   VOTING RIGHTS                                                     6
13.   RIGHTS NOT TRANSFERABLE                                           6
14.   EXPENSES                                                          6
15.   ADJUSTMENT FOR CHANGES IN COMMON STOCK                            7
16.   DEATH, RETIREMENT AND TERMINATION                                 7
17.   RECORDS AND REPORTS TO PARTICIPANTS                               7
18.   AMENDMENT OF THE PLAN                                             7
19.   TERMINATION OF THE PLAN                                           7
20.   EFFECTIVE DATE, PLAN YEAR AND APPROVAL OF STOCKHOLDERS            8
21.   INDEMNIFICATION                                                   8
22.   COMPLIANCE WITH LAWS AND OTHER REGULATIONS                        8

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                          EMPLOYEE STOCK PURCHASE PLAN

1.   PURPOSE OF PLAN.

The purpose of the Sunrise Medical Inc. Employee Stock Purchase Plan is to benefit Sunrise Medical Inc., a Delaware corporation, and its eligible Associates by increasing Associate opportunity and motivation to purchase the capital stock of the Company. This Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code of 1986, as amended, and this Plan shall be administered, interpreted and construed in accordance with such provisions. This Plan shall be effective as of March 1, 2000, subject to the approval of the Company's stockholders in accordance with Section 20.

2.    DEFINITIONS

      a) "ASSOCIATE" shall mean any person, including an Officer, who is customarily employed for more than twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

      b) "BASE COMPENSATION" shall mean all regular straight time gross earnings, and shall not include payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation.

      c)    "BOARD" shall mean the Board of Directors of Sunrise Medical Inc.

      d)    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

      e) "COMMITTEE" shall mean the Compensation Committee appointed by the Board of Directors of the Company.

      f) "COMMON STOCK" shall mean the Common Stock of Sunrise Medical Inc., $1.00 par value.

      g)    "COMPANY" shall mean Sunrise Medical Inc., a Delaware corporation.

      h) "DESIGNATED SUBSIDIARIES" shall mean the Subsidiary Corporations which have been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan in accordance with Section 4.

      i)    "ELIGIBLE ASSOCIATE" shall mean any Associate that qualifies under
            Section 5 of the Plan.

      j) "ENROLLMENT FORM" shall mean the actual written form the Eligible Associate

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            completes, signs and submits to the Company's or Designated
            Subsidiary's Human Resources Department during the Enrollment
            Period.

      k) "ENROLLMENT PERIOD" shall mean the period of time 15 to 30 days prior to the beginning of the Offering Period.

      l)    "EXERCISE DATE" shall mean the last day of each Offering Period.

      m)    "GRANT DATE" shall mean the first day of each Offering Period.

      n)    "OFFERING DATE" shall mean the first day of each Offering Period.

      o) "OFFERING PERIOD" shall mean a period of six (6) months commencing on March 1 and September 1 of each year, as determined in accordance with Section 7.

      p) "OFFICER" shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      q) "OPTION" shall mean an option to purchase shares of Common Stock granted under the Plan to an Eligible Associate.

      r) "PARENT CORPORATION" shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

      s) "PAYROLL DEDUCTIONS" shall mean all contribution amounts credited to the account of an Eligible Associate pursuant to the Plan.

      t)    "PLAN" shall mean this Employee Stock Purchase Plan.

      u)    "PURCHASE DATE" shall mean the last day of each Offering Period.

      v) "SHARES" shall mean an aggregate of 1,000,000 shares of Sunrise Medical Inc. Common Stock reserved for this Plan.

      w) "SUBSIDIARY CORPORATION" shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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3.   SHARES RESERVED FOR THE PLAN.

There shall be reserved for issuance and purchase by Associates under this Plan an aggregate of 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 15 hereof. Shares subject to this Plan may be shares now or hereafter authorized and unissued or shares already authorized, issued and held by the Company as treasury Shares. The right to purchase Shares pursuant to this Plan shall be made available by a series of semi-annual Offering Periods to Associates eligible to participate in this Plan pursuant to Section 5 hereof. If and to the extent that any right to purchase reserved Shares shall not be exercised by any Associate for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased under this Plan shall again become available for the purposes of this Plan unless this Plan shall have terminated.

4.   ADMINISTRATION.

This Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall consist of three or more directors designated by the Board of Directors. The Committee shall have full power to:

        (a) prescribe, amend and rescind rules and procedures governing the administration of the Plan;

        (b) interpret the provisions of the Plan and establish and interpret rules and procedures with respect to the Plan;

        (c) determine the requirements imposed by or rights of any person under the Plan and the rules and procedures established by the Committee relating to such rights;

        (d) determine the eligibility of Associates to participate in the Plan in accordance with the standards set forth in Section 5 hereof; and

        (e) delegate certain of the duties of the Committee to Officers or other committees of the Company or to one or more outside agents to facilitate the purchase and transfer of Shares and to otherwise assist in the administration of the Plan.

All Subsidiary Corporations are potentially eligible to participate in the Plan. The Committee shall designate from among the Subsidiary Corporations, as determined from time to time, the Subsidiary Corporation or Subsidiary Corporations whose Associates shall be eligible to participate in the Plan. The Committee may designate a Subsidiary Corporation, or terminate the designation of a Subsidiary Corporation, without the approval of the stockholders of the Company.

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Each action of the Committee which is within the scope of the authority delegated to the Committee by the Plan or by the Board shall be binding on all persons. The Board shall have the right to exercise all of the rights or duties of the Committee under the Plan.

5.   ELIGIBILITY.

Each Associate shall be eligible to participate in the Plan, provided that such
Associate: (a) has been employed by the Company or a Designated Subsidiary for at least one (1) year and (b) does not own, immediately after the right is granted, five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company, or any Parent Corporation or any Subsidiary Corporation. In determining stock ownership under this Section 5, the rules of Section 424(d) of the Code shall apply and stock that an Associate may purchase under outstanding rights shall be treated as stock owned by the Associate. The Committee shall determine which Associates are eligible to participate in the Plan in accordance with the standards set forth in this
Section 5. Associates eligible to participate in this Plan pursuant to this
Section 5 are hereinafter referred to as "Eligible Associates."

6.   ELECTION TO PARTICIPATE AND PAYROLL DEDUCTIONS.

An Eligible Associate may elect to participate in the Plan at any time by properly completing and returning to the Company's or Designated Subsidiary's Human Resources Department prior to the applicable Offering Date, an enrollment form authorizing a specified payroll deduction to be made from each subsequent paycheck for the purchase of Common Stock under this Plan. The enrollment form shall set forth the whole number percentage of the Eligible Associate's Base Compensation (which shall be not less than 1% and not more than 20%) to be withheld as Payroll Deductions pursuant to the Plan. All Payroll Deductions shall be credited on the records of the Company in the name of the Eligible Associate. Such credit shall constitute only a convenient bookkeeping entry by the Company and no interest will be paid or due on any Payroll Deductions or credited to such Eligible Associate. Associates who elect to participate in the Plan are referred to herein as "Participating Associates."

Payroll Deductions shall commence on the first paycheck paid during the Offering Period and shall end with the last paycheck paid during the Offering Period to which the Enrollment Form is applicable.

A Participating Associate will be deemed to have elected to participate and to have authorized the same Payroll Deduction for each subsequent Offering Period provided that he or she is an Eligible Associate during each such subsequent Offering Period. A Participating Associate may terminate his or her Payroll Deduction and thereby cease to be a Participating Associate by notifying the Human Resources Department of the Company or Designated Subsidiary in writing at any time other than the last thirty (30) days of the Offering Period, subject to such notice and timing requirements as may be reasonably required to effect such termination.

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Upon termination from the Plan, the Associate's cumulative Payroll Deductions will be refunded without interest. An Associate who terminates his or her Payroll Deductions and is eligible for a subsequent Offering Period may participate in such Offering Period by delivering a new Enrollment Form and Payroll Deduction authorization to the Company or Designated Subsidiary not later than the fifteenth day of the month before the commencement of such subsequent Offering Period.

7.   GRANT OF OPTION.

Commencing with March 1, 2000, the Company will offer Options under the Plan to all Eligible Associates in successive six-month Offering Periods. The Offering Periods will be: (i) March 1 through and including the following August 31, and
(ii) September 1 through and including the following February 28 or 29 (as applicable), of each year. The Company will offer Options under the Plan until the number of Shares available under the Plan have been sold, or the Plan terminates on February 28, 2010.

On the Offering Date of each Offering Period each Eligible Associate shall be granted an Option to purchase on the Exercise Date a number of Shares determined by dividing such Associate's Payroll Deductions accumulated prior to such Purchase Date and retained in the Associate's account as of the Purchase Date by the lesser of (i) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of Common Stock on the Purchase Date; provided however, that the maximum number of Shares an Associate may purchase during each Offering Period shall be 5,000 Shares, and provided, further that such purchase shall be subject to the limitations set forth in Section 8. The fair market value of a share of Common Stock shall be determined as provided in Section 9.

8.   LIMITATION OF NUMBER OF SHARES THAT AN ASSOCIATE MAY PURCHASE.

For all offering periods ending in a given calendar year, an Associate's purchases under the Plan shall be limited to no more then an aggregate of $25,000 worth of shares (valued at the beginning of each such offering period). The purchase of shares under this Plan is also limited to a maximum of 20% of the Associate's base compensation per offering period, and a limitation of 5,000 shares per participating Associate per offering period.

9.   PURCHASE PRICE.

The purchase price for each Share for each Offering Period shall be eighty-five percent (85%) of the lesser of the fair market value for a share of Common Stock on the first or last day of the Offering Period. "Fair market value" for a share of Common Stock on any day shall be the per share closing price of the Common Stock reported on the NYSE (or any successor or

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replacement exchange or quotation system) on such day. If there is no trading on the relevant day, the closing price on the preceding trading day will be used.

10.  METHOD OF PURCHASE AND INVESTMENT ACCOUNTS.

Each Eligible Associate shall be granted the right to purchase on each Exercise Date the number of whole shares of Common Stock determined by dividing the amount of his or her aggregate Payroll Deductions by the purchase price determined in accordance with Section 9 hereof. Each Participating Associate having aggregate Payroll Deductions on an Exercise Date shall be deemed, without any further action, to have elected to purchase with such Payroll Deductions the number of whole shares that he or she has the right to purchase at the purchase price on that Exercise Date. A Participating Associate who has purchased the maximum number of shares to which he or she is entitled pursuant to Section 7,
Section 8 or Section 19 hereof shall be refunded any excess Payroll Deductions without interest. All whole shares purchased shall be allocated to separate investment accounts ("Investment Accounts") maintained by such brokerage house, investment banking firm, commercial bank or other such similar institution as may be selected by the Committee for the Participating Associates. Any Payroll Deductions remaining in the Participating Associate's account that is not equal to one full share of Common Stock will be carried over into the next Offering Period unless the Associate terminates participation in the Plan, in which case the remaining Payroll Deductions will be refunded to the Associate without interest.

11.  ISSUANCE OF SHARE CERTIFICATES.

Stock certificates for any of the whole shares in a Participating Associate's Investment Account will be issued to such Participating Associate only upon receipt by the Committee (or its designee) of such Participating Associate's written request, which request shall indicate the number of shares (up to a maximum of the number of full shares in such Participating Associate's Investment Account) for which the Participating Associate wishes to receive stock certificates. Such request shall be made on a form at the time prescribed by the Committee (or its designee) and shall be accompanied by payment of any fee that may be charged by the Committee's designee for such issuance. The Participating Associate shall assume full payment responsibility for the cost to issue actual share certificates.

12.  VOTING RIGHTS.

No voting rights are granted until the actual purchase of shares is made on the Purchase Date. Holders of shares under the Plan shall have the same rights to vote on matters affecting the Company as do other stockholders of the Company.

13.   RIGHTS NOT TRANSFERABLE.

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Until certificates for shares are issued, no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of such shares. Rights granted under the Plan may not be transferred by an Eligible or Participating Associate and may be exercised during the lifetime of the person to whom they are granted only by such person.

14.  EXPENSES.

The Company or the Designated Subsidiary, as applicable, shall bear all costs associated with the administration of the Plan and the purchase of shares (other than costs for issuance of share certificates covered by Section 11 above). No expenses attributable to a Participating Associate's sale of shares, however, shall be borne by the Company or the Designated Subsidiary.

15.  ADJUSTMENT FOR CHANGES IN COMMON STOCK.

In order to prevent the dilution or enlargement of rights granted under this Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in the Common Stock, the Committee shall make appropriate changes in the number and type of Shares authorized by this Plan, the number and type of Shares covered by, or with respect to which payments are measured under, outstanding rights and the prices specified therein, subject to the limitations of Section 424 of the Code. 16. DEATH, RETIREMENT, AND TERMINATION.

In the event of a Participating Associate's death, retirement or other termination of employment, such Associate's participation in the Plan shall cease and the amount of his or her aggregate Payroll Deductions not theretofore invested shall be returned.

17.  RECORDS AND REPORTS TO PARTICIPANTS.

The Committee or its designee shall cause to be maintained true and accurate books of account and records of all transactions under the Plan. A statement of account shall be provided (or made electronically available on the internet or otherwise) to each Participating Associate promptly following the Exercise Date, which statement will set forth the amounts of Payroll Deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.  AMENDMENT OF THE PLAN.

The Committee or the Board may at any time or from time to time amend this Plan in any respect, provided, that this Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, including any amendment that will increase the persons authorized to participate in the Plan or

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increase the aggregate number of Shares of Common Stock available for purchase under the Plan, without approval of the Company's stockholders.

19.  TERMINATION OF THE PLAN.

This Plan and all rights of Associates hereunder may be suspended or terminated at any time at the discretion of the Board of Directors and shall terminate on the Exercise Date that Participating Associates become entitled to purchase a number of shares greater than the number of reserved Shares available for purchase pursuant to Section 3 hereof. In the event that the Plan terminates because there are an insufficient number of Shares available for purchase, reserved Shares remaining as of the termination date shall be issued to Participating Associates on a pro rata basis. The Company will offer options under the Plan until the number of Shares of Common Stock available under the Plan have been sold, or the Plan terminates on February 28, 2010.

20.  EFFECTIVE DATE, PLAN YEAR AND APPROVAL OF STOCKHOLDERS.

This Plan shall be effective as of March 1, 2000. This Plan is subject to the approval of the Company's stockholders at the next annual meeting of stockholders or at any special meeting of stockholders for which one of the purposes shall be to act upon this Plan. Options granted under the Plan shall be subject to the approval of the Plan by the Company's stockholders within 12 months of adoption of the Plan by the Board.

21.  INDEMNIFICATION.

No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his or her service on the Committee under the Plan. Service on the Committee constitutes service as a director of the Company and members of the Committee are entitled to indemnification and reimbursement as directors of the Company for any action or any failure to act in connection with service on the Committee to the fullest extent provided for at any time in the Company's Certificate of Incorporation and Bylaws, or in any insurance policy or other agreement intended for the benefit of the Company's directors.

22.  COMPLIANCE WITH LAWS AND OTHER REGULATIONS.

Each right under this Plan shall be subject to the requirement that if at any time the Committee determines that the listing, registration or qualification of the Shares of Common Stock subject to this Plan upon any securities exchange or under any federal or state securities or other law or regulation, or that the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to, or in connection with, the granting of such right or the issuance or purchase of Shares thereunder, no such right may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and, the holder of the right will supply the

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Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval.